*Exhibit 99.1
1 Becton Drive
Franklin Lakes, NJ 07417
www.bd.com

Contacts:
Investors: Shawn Bevec, SVP, Investor Relations - investor.relations@bd.com
Media: Matt Marcus, VP, Public Relations - matt.marcus@bd.com

BD Reports Fourth Quarter and Full Year Fiscal 2026 Financial Results

•Q4 revenue of $5.3 billion increased 5.4% as reported, 5.6% FXN
•Q4 GAAP and adjusted diluted EPS of $2.52 and $4.15, respectively
•FY26 revenue of $19.5 billion increased 4.9% as reported, 3.9% FXN
•FY26 GAAP and adjusted diluted EPS of $5.06 and $12.70, respectively
•FY26 cash from continuing operations increased 30.0% to $3.6 billion and free cash flow increased 42.5% to $2.9 billion
•Company issues FY27 guidance

FRANKLIN LAKES, NJ (November 5, 2026) - BD (Becton, Dickinson and Company) (NYSE: BDX), a leading global medical technology company, today announced results for its fiscal 2026 fourth quarter and full year, which ended September 30, 2026.

"We delivered a strong fourth quarter, with 5.6% revenue growth and broad-based performance led by our key growth platforms," said Tom Polen, chairman, CEO and president of BD. "Fiscal 2026 was a defining year as we completed BD's transformation to a more focused MedTech company with separation of our Life Sciences business. We strengthened our core growth and expanded BD Excellence to elevate our commercial capabilities, accelerate innovation and drive greater productivity. We enter fiscal 2027 from a position of strength, with a portfolio built for durable performance and confidence in the long-term growth, earnings and cash-flow potential of New BD."

Recent Business Highlights

•BD announced a landmark partnership with the U.S. Government to expand domestic manufacturing and strengthen the resilience of supply chains for America's essential medical consumables.
•Through this partnership, BD intends to invest $19 billion in the U.S. over several years, including capital, operational and supply chain investments, with $3 billion directed toward manufacturing expansion.
•The agreement also provides relief from future tariffs imposed under Section 232 on covered BD products and inputs, subject to the final scope and implementation of any future Section 232 actions and BD's achievement of agreed milestones.
•Connected Care:
•Announced that Fairview Health Services is the first health system in the U.S. to deploy the BD® Vmax™ 160 Pharmacy Automation Robot, a next-generation solution that expands beyond traditional dispensing to manage specialty therapies and refrigerated medications in high-volume, centralized outpatient pharmacy operations.

•Interventional:
•Strengthened its leadership in peripheral vascular innovation:
•Announced the BD® Liverty™ TIPS Stent Graft U.S. launch, advancing portal hypertension care with a next‑generation interventional solution for patients with advanced liver disease, building on established clinical and physician experience in Europe and supported by six-month interim results from the ARCH clinical study.
•Announced positive nine-month results from the iliac cohort of the AGILITY clinical trial of the BD® Revello™ Vascular Covered Stent, with data demonstrating high vessel patency, low reintervention rates and meaningful improvements in mobility and symptoms, providing evidence supporting the treatment of complex iliac artery disease.
•Announced significant milestones in its advanced tissue regeneration strategy and expansion efforts:
•Surpassed the first enrollment milestone in the STANCE clinical trial evaluating BD® GalaFLEX LITE™ Scaffold in breast revision surgery for capsular contracture and malposition, the most frequent complication of implant-based breast surgery.
•Completed enrollment in the landmark PREVENT clinical trial, the first large-scale randomized study evaluating BD® Phasix™ Mesh for incisional hernia prevention, a significant unmet need following abdominal surgery.

The company will hold its 2026 Investor Day on December 10th at the New York Stock Exchange. Additional information will be forthcoming.

Basis of Presentation— Continuing Operations

On February 9, 2026, the company completed the spin-off of BD's former Biosciences and Diagnostic Solutions business and the combination of the business with Waters Corporation ("Waters"). The historical results of the former Biosciences and Diagnostic Solutions business, which was previously the Life Sciences segment, are reflected as discontinued operations for all periods presented. Financial information presented in this release reflects BD's results on a continuing operations basis. Prior periods have been recast to conform to this presentation.

Fourth Quarter Fiscal 2026 Operating Results

(Millions of dollars, except per share amounts)	Three Months Ended September 30,		Reported Change	Foreign Currency Neutral Change[1]
	2026	2025
Revenues	$5,274	$5,005	5.4%	5.6%
Reported Diluted Earnings per Share	$2.52	$1.20	110.0%	109.2%
Adjusted Diluted Earnings per Share[1]	$4.15	$3.26	27.3%	27.3%
1Represents a non-GAAP financial measure; refer to reconciliations of non-GAAP financial measures in the attached financial tables.

Geographic Results

Revenues (Millions of dollars)	Three Months Ended September 30,		Reported Change	Foreign Currency Neutral Change[1]
	2026	2025
United States	$3,204	$3,070	4.3%	4.3%
International	$2,070	$1,935	7.0%	7.6%
Total Revenues	$5,274	$5,005	5.4%	5.6%
1Represents a non-GAAP financial measure; refer to reconciliations of non-GAAP financial measures in the attached financial tables.

Segment Results

Revenues (Millions of dollars)	Three Months Ended September 30,		Reported Change	Foreign Currency Neutral Change[1]
	2026	2025
Medical Essentials[2]	$1,786	$1,686	5.9%	5.9%
Connected Care[2]	$1,269	$1,250	1.6%	2.1%
BioPharma Systems[2]	$748	$702	6.5%	7.0%
Interventional[2]	$1,472	$1,367	7.6%	7.6%
Total Revenues	$5,274	$5,005	5.4%	5.6%
1Represents a non-GAAP financial measure; refer to reconciliations of non-GAAP financial measures in the attached financial tables.
2Effective October 1, 2025, the company reorganized its organizational units into five distinct, separately-managed segments, which were based on the nature of the company's product and service offerings. Subsequent to the spin-off of the company's former Biosciences and Diagnostic Solutions business and the combination of the business with Waters, the Life Sciences segment was eliminated, leaving the Company with four distinct, separately-managed segments. Prior period amounts have been recast to reflect the reorganization on a continuing operations basis.

Full Year Fiscal 2027 Guidance

The company provides the following guidance with respect to fiscal 2027.

New BD Guidance as of November 5, 2026
GAAP Revenue Growth	Low single-digit
Revenue Growth (FXN)	Low single-digit

Adjusted Diluted EPS	$13.10 to $13.30

BD's guidance for full year fiscal 2027 reflects numerous assumptions that could affect its business, based on the information management has reviewed as of this date. Management will discuss its guidance and several of its assumptions on its fourth fiscal quarter earnings call.

The company's expected adjusted diluted EPS for fiscal 2027 excludes potential charges or gains that may be recorded during the fiscal year, such as, among other things, the non-cash amortization of intangible assets, acquisition-related charges, separation-related costs, and certain tax matters. BD does not attempt to provide reconciliations of forward-looking adjusted diluted EPS guidance to the comparable GAAP measure because the impact and timing of these potential charges or gains are inherently uncertain and difficult to predict and are unavailable without unreasonable efforts. In addition, the company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a material impact on GAAP measures of BD’s financial performance. We also present our revenue growth for our 2027 fiscal year after adjusting for the illustrative impact of foreign currency translation. BD believes that this adjustment allows investors to better evaluate BD’s anticipated underlying revenue performance for our 2027 fiscal year in relation to our underlying 2026 fiscal year performance.

Conference Call and Presentation Materials
BD will host an audio webcast today for the public, investors, analysts and news media to discuss its fourth quarter results. The audio webcast will be broadcast live on BD’s website, www.bd.com/investors, at 8 a.m. (ET) Thursday, November 5, 2026. Accompanying slides will be available on BD’s website, www.bd.com/investors at approximately 6:30 a.m. (ET). The conference call will be available for replay on BD’s website, www.bd.com/investors. Alternatively, you can dial into the replay at 800-677-7085 (domestic) and 402-220-0665 (international) through the close of business on Thursday, November 12, 2026. A confirmation number is not needed to access the replay.

Non-GAAP Financial Measures/Financial Tables
This press release contains certain non-GAAP financial measures. These include revenue growth rates on a currency-neutral basis (FXN), adjusted diluted earnings per share, growth rates in reported diluted and adjusted diluted earnings per share on a currency-neutral basis, and free cash flow. These non-GAAP financial measures are not in accordance with generally accepted accounting principles (GAAP) in the United States. BD management believes that the use of non-GAAP measures to adjust for items that are considered by management to be outside of BD’s underlying operational results or that affect period-to-period comparability helps investors to gain a better understanding of our performance year-over-year, to analyze underlying trends in our businesses, to analyze our operating results or liquidity, and to understand future prospects. Management uses these non-GAAP financial measures to measure and forecast the company’s performance, especially when comparing such results to previous periods or forecasts. We believe presenting such adjusted metrics provides investors with greater transparency to the information used by BD management for its operational decision-making and for comparison to other companies within the medical technology industry. Although BD’s management believes non-GAAP results are useful in evaluating the performance of its business, its reliance on these measures is limited since items excluded from such measures may have a material impact on BD’s net income, earnings per share or cash flows calculated in accordance with GAAP. Therefore, management typically uses non-GAAP results in conjunction with GAAP results to address these limitations. BD strongly encourages investors to review its consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by BD may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Non-GAAP measures should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures.

We present adjusted diluted earnings per share for the fourth quarter and fiscal year 2026, and the corresponding prior periods, after eliminating items we believe are not part of our ordinary operations and affect the comparability of the periods presented. Adjusted diluted earnings per share includes adjustments for the impact of purchase accounting adjustments, integration and restructuring costs, transaction costs, separation-related costs, certain product remediation costs, certain legal matters, certain investment gains and losses, certain asset impairment charges, certain pension settlement costs, and the impact of the extinguishment of debt.

We present revenue growth rates for the fourth quarter and fiscal year 2026 over the corresponding prior periods on a currency-neutral basis after eliminating the effect of foreign currency translation, where applicable. We also show the growth in adjusted diluted earnings per share compared to the prior year periods after eliminating the impact of foreign currency translation to further enable investors to evaluate BD’s underlying earnings performance compared to the prior period. We calculate foreign currency-neutral percentages by converting our current-period local currency financial results using the prior period foreign currency exchange rates and comparing these adjusted amounts to our current-period results. As exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of results on a foreign currency-neutral basis in addition to reported results helps improve investors’ ability to understand our operating results and evaluate our performance in comparison to the prior periods.

We present free cash flow for fiscal year 2026 over the corresponding prior period, which is net cash provided by continuing operating activities less capital expenditures, to help improve investors's ability to understand the Company's ability to generate cash for use in acquisitions and other investing and financing activities. Free cash flow is not a measure of cash available for discretionary expenditures given that we have certain non-discretionary obligations such as debt service that are not deducted from the measure.

New BD refers to BD post the separation of the Biosciences and Diagnostic Solutions business from BD.

Reconciliations of these and other non-GAAP measures to the comparable GAAP measures are included in the attached financial tables. Within the attached financial tables presented, certain columns and rows may not add due to the use of rounded numbers. Percentages and earnings per share amounts presented are calculated from the underlying amounts.

About BD
BD is one of the world’s largest pure-play medical technology companies with a Purpose of advancing the world of health™ by driving innovation across medical essentials, connected care, biopharma systems and interventional. The company supports those on the frontlines of healthcare by developing transformative technologies, services and solutions that optimize clinical operations and improve care for patients. Operating across the globe, with more than 60,000 employees, BD delivers billions of products annually that have a positive impact on global healthcare. By working in close collaboration with customers, BD can help enhance outcomes, lower costs, increase clinical efficiency, improve safety and expand access to healthcare. For more information on BD, please visit bd.com or connect with us on LinkedIn at www.linkedin.com/company/bd1/, X @BDandCo or Instagram @becton_dickinson.
***
This press release and accompanying audio webcast on November 5, 2026 contain certain estimates and other forward-looking statements (as defined under federal securities laws) regarding BD’s future prospects and performance, including, but not limited to, statements relating to future revenues, margins, growth, earnings per share, leverage targets and capital deployment. All such statements are based upon current expectations and assumptions of BD and involve a number of business risks, uncertainties and other important factors. Actual results could vary materially from anticipated results described, implied or projected in any forward-looking statement. With respect to such forward-looking statements, a number of factors could cause actual results to vary materially. These factors include, but are not limited to, risks relating to macroeconomic conditions and their impact on our operations and healthcare spending generally, including volatility resulting from the imposition of (and changing policies around) tariffs enacted by the U.S. government (and related countermeasures by non-U.S. governments) or our ability to mitigate the impact of such tariffs; import or export licensing requirements and other governmental restrictions; disruptions in global transportation networks or other aspects of our supply chain on our ability to source raw materials, components and energy sources needed to produce our products; inflationary pressures, currency and interest rate fluctuations, global oil prices and increased borrowing costs; conditions in international markets, including geopolitical developments such as the continuation and/or escalation of evolving situations in the Middle East region (which could result in continued disruption of transportation routes and global energy supplies, as well as increases in global oil prices and adversely affect our supply chain costs, ability to source raw materials and components and our ability to deliver product to customers), Ukraine and Asia; competitive factors, including changing customer and patient preferences and requirements, such as decreased demand for our products as a result of changes to U.S. federal and state policies (such as for pharmaceutical products and vaccines), and increased demand for products utilizing evolving technologies (including emerging technologies utilizing artificial intelligence (“AI”)), as well as new products or novel medical therapies introduced by competitors; changes in research and development efforts, investment or suspension by pharmaceuticals companies with regard to vaccine development; changes in reimbursement practices and coverage policies and third-party payer cost containment measures and health insurance coverage levels and costs; decreases or delays in purchases of our products due to reduced research and development spending and reductions in U.S. government funding for healthcare; product efficacy or safety concerns and related regulatory actions, changes to the labeled indications or permitted uses of our products, non-compliance with applicable regulatory requirements regarding our products, including marketing authorization, registration, quality system and manufacturing requirements (including as a result of product modifications), or other factors that could result in product recalls, field actions, lost revenue, restrictions on our ability to continue selling existing products or commercialize new products (including limitations on future product clearances or approvals and the imposition of civil penalties); increased exposure to product liability or other claims and damage to our reputation (including products we acquire through acquisitions); changes to legislation or regulations that may impact U.S. or foreign healthcare systems, changes in medical or clinical practices or in customer and patient preferences, efforts to improve compliance of healthcare practitioners, potential cuts or freezes in healthcare spending and/or governmental or private measures to contain healthcare costs, such as China’s volume-based procurement tender process or changes in pricing and reimbursement policies, which could result in reduced demand for our products or downward pricing pressure; policy and regulatory changes that may be implemented by the U.S. government, including the further elimination, downsizing and/or reduced funding of certain government agencies and programs, as well as further changes in the policy positions of such agencies (including those related to pharmaceutical products and vaccines); other new or changing laws and regulations impacting our business, including changes in tax laws, new and changing environmental laws and regulations (such as those related to sustainability, climate change or materials of concern) and new and changing cybersecurity, AI or privacy laws; other changes in laws impacting international trade or anti-corruption and bribery, or changes in reporting requirements or enforcement practices with respect to such laws; the adverse impact on our business or products of past, current or future information and technology system upgrades, disruptions, breaches or breakdowns, including through cyberattacks, ransom attacks or cyber-intrusion, and any investigations, legal proceedings, liability, expense or reputational damage arising in connection with any such events; any adverse impact related to the development, deployment and use of AI in our products and business operations; labor disruptions; our suppliers’ ability to provide products needed for our operations and BD’s ability to maintain favorable supplier arrangements and relationships; increases in raw material, component, labor, duties, freight, energy and other production costs and their effect on, among other things, the cost of producing BD’s products; adverse changes in regional, national or foreign economic conditions, including any impact on our ability to access credit markets and finance our operations; risks relating to our overall indebtedness; the possible impact of natural disasters and public health crises on our business and the global healthcare system, which could decrease demand for our products, disrupt our operations or the operations of our customers and companies within our supply chain, or increase transportation costs; interruptions in our manufacturing or sterilization processes or those of our third-party providers, including any restrictions placed on the use of ethylene oxide for sterilization; pricing and market pressures; difficulties inherent in product development, delays in product introductions and uncertainty of market acceptance of new products; our ability to achieve our projected level or mix of product sales; our ability to achieve or maintain growth of our portfolio; our ability to successfully integrate any businesses we acquire; uncertainties of litigation, investigations, regulatory actions, subpoenas, settlements, fines, penalties and/or other sanctions (as described in BD’s filings with the Securities and Exchange Commission (the "SEC")); the issuance of new or revised accounting standards; our ability to execute our New BD strategy, Excellence Unleashed, as expected; and other factors discussed in BD’s filings with the SEC. Tariff commentary is based on tariff policies in effect as of November 4, 2026. International trade policies, trade restrictions and tariffs (and related countermeasures and developments regarding refunds of certain tariffs) are rapidly evolving and there can be no assurance as to how the landscape may change and what the ultimate impact on our guidance and results of operations will be. We do not intend to update any forward-looking statements to reflect events or circumstances after the date hereof except as required by applicable laws or regulations.

BECTON DICKINSON AND COMPANY
CONDENSED CONSOLIDATED INCOME STATEMENTS
(Unaudited; Amounts in millions, except share and per share data)

	Three Months Ended September 30,
	2026	2025	% Change
Revenues	$5,274	$5,005	5.4

Cost of products sold	2,581	2,639	(2.2)
Selling and administrative expense	1,262	1,208	4.4
Research and development expense	246	264	(6.8)
Integration, restructuring and transaction expense	77	125	(38.7)
Other operating expense, net	76	232	(67.0)
Total Operating Costs and Expenses	4,242	4,469	(5.1)
Operating Income	1,032	536	92.5

Interest expense	(130)	(155)	(16.1)
Interest income	10	4	147.7
Other expense, net	(11)	(33)	65.6
Income from Continuing Operations Before Income Taxes	901	352	155.8
Income tax provision	209	7	3,049.1
Net Income from Continuing Operations	692	345	100.2
Income from Discontinued Operations, Net of Tax	5	148	(96.7)
Net Income	$696	$493	41.2

Basic Earnings Per Share
Income from Continuing Operations	$2.53	$1.21	109.1
Income from Discontinued Operations	0.02	0.52	(96.2)
Basic Earnings per Share	$2.55	$1.72	48.3

Diluted Earnings Per Share
Income from Continuing Operations	$2.52	$1.20	110.0
Income from Discontinued Operations	0.02	0.51	(96.1)
Diluted Earnings per Share	$2.54	$1.72	47.7

Average Shares Outstanding (in thousands)
Basic	272,944	286,612
Diluted	274,051	287,118

BECTON DICKINSON AND COMPANY
CONDENSED CONSOLIDATED INCOME STATEMENTS
(Unaudited; Amounts in millions, except share and per share data)

	Twelve Months Ended September 30,
	2026	2025	% Change
Revenues	$19,457	$18,544	4.9

Cost of products sold	10,243	10,285	(0.4)
Selling and administrative expense	4,965	4,643	6.9
Research and development expense	988	970	1.9
Integration, restructuring and transaction expense	806	403	100.2
Other operating expense, net	199	302	(34.2)
Total Operating Costs and Expenses	17,201	16,603	3.6
Operating Income	2,257	1,941	16.3

Interest expense	(564)	(613)	(7.9)
Interest income	27	35	(24.2)
Other income (expense), net	86	(106)	181.2
Income from Continuing Operations Before Income Taxes	1,805	1,258	43.5
Income tax provision	388	158	146.3
Net Income from Continuing Operations	1,417	1,101	28.7
(Loss) Income from Discontinued Operations, Net of Tax	(271)	577	(147.0)
Net Income	$1,145	$1,678	(31.7)

Basic Earnings Per Share
Income from Continuing Operations	$5.09	$3.83	32.9
(Loss) Income from Discontinued Operations	(0.97)	2.01	(148.3)
Basic Earnings per Share	$4.11	$5.83	(29.5)

Diluted Earnings Per Share
Income from Continuing Operations	$5.06	$3.81	32.8
(Loss) Income from Discontinued Operations	(0.97)	2.00	(148.5)
Diluted Earnings per Share	$4.09	$5.82	(29.7)

Average Shares Outstanding (in thousands)
Basic	278,486	287,648
Diluted	279,939	288,509

BECTON DICKINSON AND COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; Amounts in millions)

	September 30, 2026	September 30, 2025

Assets
Cash and equivalents	$725	$567
Restricted cash	284	210
Short-term investments	8	8
Trade receivables, net	2,771	2,396
Inventories	3,191	3,149
Prepaid expenses and other	1,337	1,379
Current assets of discontinued operations	—	1,545
Total Current Assets	8,317	9,255
Property, plant and equipment, net	6,191	6,383
Goodwill and other intangibles, net	33,624	35,190
Other assets	2,659	2,383
Noncurrent assets of discontinued operations	—	2,114
Total Assets	$50,791	$55,325
Liabilities and Shareholders' Equity
Current debt obligations	$2,923	$1,559
Other current liabilities	6,620	6,106
Current liabilities of discontinued operations	—	648
Long-term debt	13,422	17,620
Long-term employee benefit obligations	944	1,027
Deferred income taxes and other liabilities	2,200	2,632
Noncurrent liabilities of discontinued operations	—	342
Shareholders’ equity	24,682	25,390
Total Liabilities and Shareholders' Equity	$50,791	$55,325

BECTON DICKINSON AND COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; Amounts in millions)

	Twelve Months Ended September 30,
	2026	2025
Operating Activities
Net income	$1,145	$1,678
Less: (Loss) income from discontinued operations, net of tax	(271)	577
Income from continuing operations, net of tax	1,417	1,101
Depreciation and amortization	2,238	2,289
Change in operating assets and liabilities and other, net	(50)	(616)
Net Cash Provided by Continuing Operating Activities	3,605	2,773
Investing Activities
Capital expenditures	(672)	(715)
Maturities and sales of investments	20	422
Acquisitions, net of cash acquired and adjustments	(22)	13
Other, net	(335)	(393)
Net Cash Used for Continuing Investing Activities	(1,010)	(673)
Financing Activities
Change in short-term debt	(422)	455
Proceeds from long-term debt	704	—
Distribution from spin-off entity, net	3,916	—
Payments of debt	(2,696)	(1,788)
Repurchases of common stock	(2,433)	(1,000)
Dividends paid	(1,161)	(1,196)
Other, net	(72)	(87)
Net Cash Used for Continuing Financing Activities	(2,164)	(3,616)
Discontinued Operations
Net cash (used for) provided by operating activities	(239)	657
Net cash used for investing activities	(38)	(145)
Net cash used for financing activities	(3)	(1)
Net Cash (Used for) Provided by Discontinued Operations	(280)	511
Net change in cash and equivalents and restricted cash, including cash classified within current assets of discontinued operations	152	(1,005)
Net change in cash and equivalents classified within current assets of discontinued operations	74	(10)
Effect of exchange rate changes on cash and equivalents and restricted cash	7	—
Net increase (decrease) in cash and equivalents and restricted cash	233	(1,015)
Opening Cash and Equivalents and Restricted Cash	777	1,792
Closing Cash and Equivalents and Restricted Cash	$1,010	$777

BECTON DICKINSON AND COMPANY
SUPPLEMENTAL REVENUE INFORMATION
REVENUES BY BUSINESS SEGMENTS AND UNITS
Three Months Ended September 30,
(Unaudited; Amounts in millions)

	United States			International					Total
							% Change					% Change
	2026	2025	% Change	2026	2025	FX Impact	Reported	FXN	2026	2025	FX Impact	Reported	FXN
Medical Essentials(1)
Medication Delivery Solutions	$764	$728	4.9	$493	$474	$—	3.9	3.9	$1,256	$1,202	$—	4.5	4.5
Specimen Management	284	260	9.2	245	223	—	9.9	9.7	529	483	—	9.5	9.4
Total	$1,048	$988	6.0	$738	$697	$—	5.8	5.8	$1,786	$1,686	$—	5.9	5.9

Connected Care(1)
Medication Management Solutions	$736	$780	(5.6)	$216	$194	$(1)	11.4	11.8	$952	$974	$(1)	(2.3)	(2.2)
Advanced Patient Monitoring	203	169	20.5	114	107	(6)	6.4	12.2	317	276	(6)	15.0	17.3
Total	$940	$949	(1.0)	$330	$301	$(7)	9.6	11.9	$1,269	$1,250	$(7)	1.6	2.1

BioPharma Systems(1)(2)	$238	$228	4.7	$509	$475	$(4)	7.3	8.1	$748	$702	$(4)	6.5	7.0

Interventional(1)
Peripheral Intervention	$297	$275	8.3	$280	$256	$2	9.3	8.4	$577	$530	$2	8.8	8.3
Urology and Critical Care	382	341	11.9	92	97	(2)	(5.0)	(2.7)	473	437	(2)	8.2	8.7
Surgery	299	290	3.2	122	110	—	11.6	11.7	422	400	—	5.5	5.5
Total	$978	$905	8.0	$494	$462	$—	6.8	6.9	$1,472	$1,367	$—	7.6	7.6

Total Revenues from Continuing Operations	$3,204	$3,070	4.3	$2,070	$1,935	$(11)	7.0	7.6	$5,274	$5,005	$(11)	5.4	5.6

(1)Effective October 1, 2025, the Company reorganized its organizational units into five distinct, separately-managed segments, which were based on the nature of the Company's product and service offerings. Subsequent to the spin-off of the Company's former Biosciences and Diagnostic Solutions business (which was previously the Life Sciences segment) and the combination of the business with Waters on February 9, 2026, the Life Sciences segment was eliminated, leaving the Company with four distinct, separately-managed segments. Prior period amounts have been recast to reflect the reorganization on a continuing operations basis.
(2)The BioPharma Systems segment is comprised of the Company's former Pharmaceutical Systems organizational unit.

BECTON DICKINSON AND COMPANY
SUPPLEMENTAL REVENUE INFORMATION
REVENUES BY BUSINESS SEGMENTS AND UNITS
Twelve Months Ended September 30,
(Unaudited; Amounts in millions)

	United States			International					Total
							% Change					% Change
	2026	2025	% Change	2026	2025	FX Impact	Reported	FXN	2026	2025	FX Impact	Reported	FXN
Medical Essentials(1)
Medication Delivery Solutions	$2,888	$2,789	3.6	$1,823	$1,787	$56	2.0	(1.1)	$4,711	$4,575	$56	3.0	1.7
Specimen Management	1,056	981	7.7	935	890	32	5.1	1.5	1,992	1,871	32	6.5	4.8
Total	$3,945	$3,770	4.6	$2,759	$2,676	$88	3.1	(0.2)	$6,703	$6,446	$88	4.0	2.6

Connected Care(1)
Medication Management Solutions	$2,812	$2,810	0.1	$718	$664	$26	8.2	4.3	$3,530	$3,474	$26	1.6	0.9
Advanced Patient Monitoring	750	658	14.0	464	424	(1)	9.5	9.9	1,215	1,082	(1)	12.2	12.4
Total	$3,562	$3,469	2.7	$1,182	$1,088	$24	8.7	6.4	$4,745	$4,556	$24	4.1	3.6

BioPharma Systems(1)(2)	$771	$659	17.0	$1,666	$1,666	$37	0.1	(2.2)	$2,437	$2,324	$37	4.8	3.3

Interventional(1)
Peripheral Intervention	$1,136	$1,067	6.4	$993	$929	$32	6.9	3.5	$2,129	$1,996	$32	6.7	5.1
Urology and Critical Care	1,429	1,303	9.6	341	345	3	(1.1)	(2.1)	1,770	1,649	3	7.4	7.2
Surgery	1,218	1,175	3.7	455	397	13	14.6	11.2	1,673	1,572	13	6.4	5.6
Total	$3,783	$3,545	6.7	$1,790	$1,671	$48	7.1	4.2	$5,573	$5,217	$48	6.8	5.9

Total Revenues from Continuing Operations	$12,061	$11,443	5.4	$7,397	$7,101	$197	4.2	1.4	$19,457	$18,544	$197	4.9	3.9

(1)Effective October 1, 2025, the Company reorganized its organizational units into five distinct, separately-managed segments, which were based on the nature of the Company's product and service offerings. Subsequent to the spin-off of the Company's former Biosciences and Diagnostic Solutions business (which was previously the Life Sciences segment) and the combination of the business with Waters on February 9, 2026, the Life Sciences segment was eliminated, leaving the Company with four distinct, separately-managed segments. Prior period amounts have been recast to reflect the reorganization on a continuing operations basis.
(2)The BioPharma Systems segment is comprised of the Company's former Pharmaceutical Systems organizational unit.

BECTON DICKINSON AND COMPANY
SUPPLEMENTAL INFORMATION
RECONCILIATION OF REPORTED DILUTED EPS TO ADJUSTED DILUTED EPS
Three Months Ended September 30,
(Unaudited)

	Three Months Ended September 30,
	2026	2025	Change	Translational FX	FXN Change	Change %	FXN Change %
Reported Diluted Earnings per Share from Continuing Operations	$2.52	$1.20	$1.32	$0.01	$1.31	110.0%	109.2%
Purchase accounting adjustments ($346 million and $383 million pre-tax, respectively) (1)	1.26	1.33		—
Integration costs ($42 million and $41 million pre-tax, respectively) (2)	0.15	0.14		—
Restructuring costs ($35 million and $84 million pre-tax, respectively) (2)	0.13	0.29		—
Separation-related items ($32 million and $3 million pre-tax, respectively) (3)	0.12	0.01		—
Product, litigation, and other items ($12 million and $250 million pre-tax, respectively) (4)	0.04	0.87		—
Tax impact of specified items and other tax related (($22) million and ($170) million, respectively)	(0.08)	(0.59)		—
Adjusted Diluted Earnings per Share from Continuing Operations	$4.15	$3.26	$0.89	$—	$0.89	27.3%	27.3%
(1)Includes amortization and other adjustments related to the purchase accounting for acquisitions.
(2)Represents costs associated with integration and restructuring activities.
(3)Represents costs recorded to Other operating expense, net, incurred in connection with the separation of our former Biosciences and Diagnostic Solutions business and the combination of the business with Waters.
(4)Includes certain (income) expense items which are not part of ordinary operations and affect the comparability of the periods presented. Such items may include certain product remediation costs, certain legal matters, certain investment gains and losses, certain asset impairment charges, and certain pension settlement costs. The amount for the three months ended September 30, 2026 reflects a benefit of $66 million primarily to Cost of products sold, related to refunds received of tariffs imposed under the International Emergency Economic Powers Act ("IEEPA"), and net charges of $45 million to Other operating expense, net, related to product liability and certain other legal matters. The amount for the three months ended September 30, 2025 reflects net charges of $232 million to Other operating expense, net, related to product liability and certain other legal matters.

BECTON DICKINSON AND COMPANY
SUPPLEMENTAL INFORMATION
RECONCILIATION OF REPORTED DILUTED EPS TO ADJUSTED DILUTED EPS
Twelve Months Ended September 30,
(Unaudited)

	Twelve Months Ended September 30,
	2026	2025	Change	Translational FX	FXN Change	Change %	FXN Change %
Reported Diluted Earnings per Share from Continuing Operations	$5.06	$3.81	$1.25	$0.06	$1.19	32.8%	31.2%
Purchase accounting adjustments ($1.460 billion and $1.865 billion pre-tax, respectively) (1)	5.21	6.46		0.01
Integration costs ($165 million and $127 million pre-tax, respectively) (2)	0.59	0.44		—
Restructuring costs ($642 million and $270 million pre-tax, respectively) (2)	2.29	0.93		0.05
Transaction costs ($6 million pre-tax) (3)	—	0.02		—
Separation-related items ($105 million and $3 million pre-tax, respectively) (4)	0.38	0.01		—
Product, litigation, and other items ($204 million and $506 million pre-tax, respectively) (5)	0.73	1.75		—
Impacts of debt extinguishment (($122) million pre-tax)	(0.43)	—		—
Tax impact of specified items and other tax related (($314) million and ($443) million, respectively)	(1.12)	(1.54)		(0.01)
Adjusted Diluted Earnings per Share from Continuing Operations	$12.70	$11.90	$0.80	$0.12	$0.68	6.7%	5.7%
(1)Includes amortization and other adjustments related to the purchase accounting for acquisitions.
(2)Represents costs associated with integration and restructuring activities. Restructuring costs for the twelve months ended September 30, 2026 reflect non-cash asset impairment charges of $450 million across all reportable segments based upon the Company's commitment to exit certain operational activities and projects which no longer align with and facilitate its current operational strategy, Excellence Unleashed. These exit actions are aimed at simplifying the Company’s operations and aligning resources behind its most value-creating platforms. The impairment charges are primarily reflected as decreases of $238 million within Property, plant and equipment, net, and $134 million within Goodwill and other intangibles, net, on the Company’s September 30, 2026 condensed consolidated balance sheet.
(3)Represents transaction costs recorded to Integration, restructuring and transaction expense incurred in connection with the Advanced Patient Monitoring acquisition.
(4)Represents costs recorded to Other operating expense, net, incurred in connection with the separation of our former Biosciences and Diagnostic Solutions business and the combination of the business with Waters.
(5)Includes certain (income) expense items which are not part of ordinary operations and affect the comparability of the periods presented. Such items may include certain product remediation costs, certain legal matters, certain investment gains and losses, certain asset impairment charges, and certain pension settlement costs. The amount for the twelve months ended September 30, 2026 reflects charges of $68 million to Cost of products sold to adjust the estimate of future product remediation costs, a benefit of $66 million primarily to Cost of products sold, related to refunds received of tariffs imposed under IEEPA, net charges of $120 million to Other operating expense, net, related to product liability and certain other legal matters, and charges of $54 million to Other income (expense), net, related to pension settlement costs. The amount for the twelve months ended September 30, 2025 reflects charges of $98 million to Cost of products sold to adjust the estimate of future product remediation costs, net charges of $297 million to Other operating expense, net, related to product liability and certain other legal matters, and charges of $38 million to Other income (expense), net, related to pension settlement costs.

BECTON DICKINSON AND COMPANY
SUPPLEMENTAL INFORMATION
RECONCILIATION FROM NET CASH PROVIDED BY CONTINUING OPERATING ACTIVITIES TO FREE CASH FLOW
Twelve Months Ended September 30,
(Unaudited)

	A	B	C=A-B	D=C/B
	2026	2025	Change	% Change
Net Cash Provided by Continuing Operating Activities	$3,605	$2,773	$832	30.0%
Capital Expenditures	(672)	(715)	43	(6.0)%
Free Cash Flow	$2,933	$2,058	$875	42.5%

BECTON DICKINSON AND COMPANY
SUPPLEMENTAL INFORMATION
FY 2027 GUIDANCE

	Full Year FY2026	Full Year FY2027 Guidance
	($ in millions)	% Change
BDX Reported Revenues from Continuing Operations	$19,457

FY2027 Reported Revenue Growth		Low single-digit
Illustrative Foreign Currency (FX) Impact		~(70) basis points
FY2027 Revenue Growth (FXN)		Low single-digit

BECTON DICKINSON AND COMPANY
SUPPLEMENTAL INFORMATION
FY 2027 GUIDANCE CONTINUED

		Full Year FY 2027 Guidance
	Full Year FY2026	Total Company
Reported Diluted Earnings per Share from Continuing Operations	$5.06
Purchase accounting adjustments ($1.460 billion pre-tax) (1)	5.21
Integration costs ($165 million pre-tax) (2)	0.59
Restructuring costs ($642 million pre-tax) (2)	2.29
Separation-related items ($105 million pre-tax) (3)	0.38
Product, litigation, and other items ($204 million pre-tax) (4)	0.73
Impacts of debt extinguishment (($122) million pre-tax)	(0.43)
Tax impact of specified items and other tax related (($314) million)	(1.12)
Adjusted Diluted Earnings per Share from Continuing Operations	$12.70	$13.10 to $13.30
Reported % Change		+3.1% to +4.7%

(1)Includes amortization and other adjustments related to the purchase accounting for acquisitions.
(2)Represents costs associated with integration and restructuring activities. Restructuring costs in 2026 reflect non-cash asset impairment charges of $450 million across all reportable segments based upon the Company's commitment to exit certain operational activities and projects which no longer align with and facilitate its current operational strategy, Excellence Unleashed. These exit actions are aimed at simplifying the Company’s operations and aligning resources behind its most value-creating platforms. The impairment charges are primarily reflected as decreases of $238 million within Property, plant and equipment, net, and $134 million within Goodwill and other intangibles, net, on the Company’s September 30, 2026 condensed consolidated balance sheet.
(3)Represents costs recorded to Other operating expense, net, incurred in connection with the separation of our former Biosciences and Diagnostic Solutions business and the combination of the business with Waters.
(4)Includes certain (income) expense items which are not part of ordinary operations and affect the comparability of the periods presented. Such items may include certain product remediation costs, certain legal matters, certain investment gains and losses, certain asset impairment charges, and certain pension settlement costs. The amount in 2026 reflects charges of $68 million to Cost of products sold to adjust the estimate of future product remediation costs, a benefit of $66 million primarily to Cost of products sold, related to refunds received of tariffs imposed under IEEPA, net charges of $120 million to Other operating expense, net, related to product liability and certain other legal matters, and charges of $54 million to Other income (expense), net, related to pension settlement costs.